                      VOTING AND INDEMNIFICATION AGREEMENT


                                  by and among

                             MANVILLE CORPORATION,

                            CDRO HOLDING CORPORATION

                                      and

                          CDRO ACQUISITION CORPORATION

                                  dated as of

                                October 25, 1995

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                        ARTICLE I

         Section 1.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.  Representations and Warranties of the Stockholder  . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 3.  Representations and Warranties of Parent and the Purchaser . . . . . . . . . . . . . . . . . . .   6

                                                        ARTICLE II

         Section 4.  Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.  Adjustments; Additional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 6.  Restrictions on Transfer, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 7.  No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 8.  Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                       ARTICLE III

         Section 9.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                        ARTICLE IV

         Section 10.  Certain Deliveries of Parent and the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 11.  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 12.  Hart-Scott-Rodino Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 13.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 14.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 15.  Certain Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                        ARTICLE V

         Section 16.  Reasonable Efforts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 17.  Non-survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 18.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 19.  Amendment; Waiver; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 20.  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 21.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 22.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 23.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 24.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 25.  Descriptive Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 26.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 27.  Post-Closing Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 28.  Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 29.  Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                     VOTING AND INDEMNIFICATION AGREEMENT, dated as of October 25, 1995 (this "Agreement"), by and among Manville Corporation, a Delaware corporation (the "Stockholder"), CDRO Holding Corporation, a Delaware corporation ("Parent"), and CDRO Acquisition Corporation, a wholly owned subsidiary of Parent and a Delaware corporation (the "Purchaser").

                     WHEREAS, Riverwood International Corporation, a Delaware corporation (the "Company"), Parent and the Purchaser have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which provides, among other things, that upon the terms and subject to the conditions set forth therein (i) the Purchaser will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Merger") and (ii) each share of common stock, par value $.01 per share, of the Company (referred to herein as "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will, except as otherwise expressly provided in the Merger Agreement, be cancelled and retired and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

                     WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of, 53,399,558 shares (the "Shares") of Company Common Stock; and

                     WHEREAS, in order to induce Parent, the Purchaser and the Company to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

                     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                     Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

                     Section 2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and the Purchaser, as of the date hereof and as of the Closing Date, as follows:

                     (a) The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Stockholder has made available to Parent and the Purchaser its Restated Certificate of Incorporation and By-laws as currently in effect.

                     (b) The Stockholder has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

                     (c) The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Stockholder (the "Stockholder's Board") and, except for obtaining the approval of the Merger and the transactions contemplated by the Merger Agreement by the Stockholder's stockholders, no other corporate proceedings on the part of the Stockholder are necessary to authorize the execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby or the consummation by the Company of the transactions contemplated by the Merger Agreement.

                     (d) This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     (e) Neither the execution, delivery and performance of this Agreement by the Stockholder nor, assuming the receipt of the approval of the Merger and the transactions contemplated by the Merger Agreement by the Stockholder's stockholders, the consummation by the Stockholder of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of the Stockholder; (ii) assuming the receipt of the approvals described in Schedule 2(e) to this Agreement, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any Lien (as defined in Section 2(g)) on the Shares) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Stockholder is a party or by which it or any of its assets may be bound or (iii) conflict with or violate any Laws applicable to the Stockholder or any of its properties or assets; except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches or defaults which would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Stockholder of the transactions contemplated hereby.

                     (f) Except as set forth in Schedule 2(f) to this Agreement, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws, (ii) applicable requirements under the Exchange Act and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not materially impair or delay the consummation of the transactions contemplated hereby.

Except as disclosed in Schedule 2(f) to this Agreement, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, Manville Personal Injury Settlement Trust (the "Trust") or Manville Property Damage Settlement Trust is required in connection with the execution, delivery and performance of this Agreement by the Stockholder or the Merger Agreement by the Company or the consummation by the Stockholder and the Company, respectively, of the transactions contemplated hereby and thereby.
The Stockholder is the "ultimate parent entity" of the Company within the meaning of the HSR Act.

                     (g) The Stockholder is the sole record and beneficial owner of 53,399,558 shares of Company Common Stock free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (each, a "Lien") (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as set forth in this Agreement or Schedule 2(e) to this Agreement. There are no options or rights to acquire, or any agreements to which the Stockholder is a party relating to the ownership or voting of, the Stockholder's Shares, other than this Agreement and the agreements set forth in Schedule 2(e) to this Agreement. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in this Agreement or Schedule 2(e) to this Agreement.

                     (h) All agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and the Stockholder or any of its affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company or any of its Subsidiaries taken as a whole, have either been disclosed in the Company SEC Reports or are set forth in Schedule 3.23(a) of the Disclosure Schedule referred to in the Merger Agreement.

                     (i) None of the information provided by the Stockholder specifically for use in the Schedule 13E-3 will at the time the Schedule 13E-3 or any amendments thereto are filed with the SEC and/or mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                     (j) None of the information provided by the Stockholder specifically for use in the Offer Documents and any related schedules (and any amendment or supplement to any of the foregoing), mailed to the registered holders of the Notes of each series, as the case may be, in connection with the Offers, at the date mailed will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                     (k) The affirmative vote of the holders of a majority of the outstanding shares of the common stock, par value $.01 per share, of the Stockholder (the "Stockholder Common Stock") entitled to vote on the disposition of the Stockholder Shares pursuant to the Merger at the Stockholder Special Meeting (as defined in Section 16(b)) is the only vote of any class of capital stock of the Stockholder that will be required to approve the Merger and the other transactions contemplated by the Merger Agreement. Except as set forth in the preceding sentence, no vote of any class of capital stock of the Stockholder is required to adopt this Agreement or approve the transactions contemplated hereby.

                     (l) Except as set forth in Section 3.16 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries), that is or will be payable by the Company or any of its Subsidiaries.

                     (m) There is no Litigation pending or, to the actual knowledge of the Stockholder, threatened, against the Stockholder or any of its Subsidiaries (other than the Company or any of its Subsidiaries) or any of their properties or assets which, individually or in the aggregate, if determined adversely to the Stockholder or such Subsidiary, would reasonably be expected to materially impair or delay the consummation of the transactions contemplated hereby and by the Merger Agreement; and neither the Stockholder nor any of such Subsidiaries is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity or arbitrator, that individually or in the aggregate would materially impair or delay the consummation of the transactions contemplated hereby and by the Merger Agreement.

                     (n) The Stockholder has received a copy of a written consent of the Selected Counsel to the Beneficiaries to the Exchange Agreement, the Second Amended and Restated Supplemental Agreement and the Ninth Amendment to the Trust Agreement and the consummation of the transactions contemplated thereby. Such consent, if not amended, modified or revoked prior to the Effective Time, would be sufficient to satisfy the condition set forth in
Section 4.02(b) of the Exchange Agreement.

                     (o) The Stockholder Common Stock is the only class of capital stock of the Stockholder that will be entitled to vote at the Stockholder Special Meeting with respect to the disposition of the Shares pursuant to the Merger and the matters contemplated by this Agreement. There are 175,000,000 shares of Stockholder Common Stock authorized, of which not more than 123,000,000 are outstanding as of the date hereof. All of the outstanding shares of Stockholder Common Stock are duly authorized, validly issued, fully paid and nonassessable.

                     Section 3. Representations and Warranties of Parent and the Purchaser. Parent and the Purchaser represent and warrant to the Stockholder, as of the date hereof and as of the Closing Date as follows:

                     (a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                     (b) Each of Parent and the Purchaser has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

                     (c) The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent or the Purchaser and the consummation of the transactions contemplated hereby.

                     (d) This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Stockholder, is a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     (e) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective certificates of incorporation or by-laws of Parent or the Purchaser; (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, license, lease, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which either of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent or Purchaser or any of their properties or assets; except in the case of clauses
(ii)
and (iii) for conflicts, violations, breaches or defaults which would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by Parent or the Purchaser of the transactions contemplated hereby.

                     (f) At and immediately after the Effective Time, and after giving effect to the Merger, the Financing and any other transactions contemplated in connection therewith (and any changes in the Surviving Corporation's assets and liabilities as a result thereof), the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature),
(ii) have unreasonably small capital with which to engage in its business or
(iii) have incurred or plan to incur debts beyond its ability to pay as they mature.

                     (g) Parent and the Purchaser have been advised as of the date hereof by representatives of the Company that the members of management of the Company identified on Schedule 3(g) hereto, solely in their capacity as such, have reviewed the Company's representations and warranties set forth in
Article III of the Merger Agreement. Parent and the Purchaser have been further advised as of the date hereof by representatives of the Company that, based on such review by management and as of the date hereof, the Company has no knowledge of (i) any breach of or inaccuracy in any representation or warranty set forth in Article III of the Merger Agreement or (ii) any fact or circumstance that it believes is reasonably likely to result in a breach of or inaccuracy in any representation or warranty set forth in Article III of the Merger Agreement which, in the case of each of clauses (i) and (ii), would constitute a failure to satisfy any of the closing conditions set forth in Sections 6.3(a) and 6.3(i) of the Merger Agreement.

                     (h) None of the information supplied in writing by Parent or the Purchaser specifically for inclusion in the Stockholder Proxy Statement (as defined in Section 16(c)) (including any amendments or supplements thereto) will, at the date mailed to stockholders and at the time of the Stockholder Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                     (i) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent or the Purchaser or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under Competition Laws,
(ii) applicable requirements under the Exchange Act and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not materially impair or delay the consummation of the transactions contemplated hereby.

                     (j) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of Parent and the Purchaser, that is or will be payable by the Stockholder or, except as set forth in Section 4.8 of the Merger Agreement following the occurrence of the Effective Time, the Company or any of its Subsidiaries.


                                   ARTICLE II

                     Section 4.  Voting Agreement.

                     (a) The Stockholder hereby agrees that from and after the Approval Date (as defined in Section 8) and until the earliest of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, or (iii) March 31, 1996 (the earliest thereof referred to herein as the "Expiration Date"), at the Stockholder Special Meeting, the Stockholder shall vote, or cause to be voted, all of the shares of Company Common Stock it beneficially owns at the time of such vote, including without limitation the Shares (the "Stockholder Shares"), in favor of the approval and adoption of the Merger Agreement, and approval of the Merger and the other transactions contemplated thereby; provided, however, that the Stockholder shall not be required to vote, or cause to be voted, Stockholder Shares pursuant to this Section 4 if the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that voting the Stockholder's Shares, as provided in this Section 4(a), could reasonably be expected to constitute a breach of the Stockholder's Board's fiduciary duties under applicable law.

                     (b) The Stockholder hereby agrees that from the date hereof until the Expiration Date, at any special or annual meeting of stockholders of the Company (including any adjournment or postponement thereof), or in connection with any written consent of the stockholders of the Company, the Stockholder shall vote, or cause to be voted, all of the Stockholder Shares against (i) any Acquisition Transaction, or (ii) any other significant proposed corporate action of the Company requiring stockholder approval that would materially impair or delay the consummation of the transactions contemplated hereby and by the Merger Agreement or (iii) any action or agreement that would result in the breach by the Company of Section
5.1 of the Merger Agreement; provided, however, that the Stockholder shall be permitted to vote, or cause to be voted, the Stockholder Shares in favor of any such action described in clause (i), (ii) or (iii) above if the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that voting the Stockholder Shares against such actions described in clause (i), (ii) or (iii) above could reasonably be expected to constitute a breach of the Stockholder's Board's fiduciary duties under applicable law.

                     Section 5.  Adjustments; Additional Shares.

                     (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4 hereof, then the terms of this Agreement shall apply to the shares of capital stock held by the Stockholder immedi-ately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

                     (b) The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of the Company Common Stock acquired by the Stockholder, if any, after the date hereof.

                     Section 6. Restrictions on Transfer, Etc. Except as provided for herein, the Stockholder agrees, from the date hereof until the Expiration Date, not to (i) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, hypothecation or other disposition of the Stockholder Shares (including, without limitation, through the disposition or transfer of control of another Person) or (ii) grant any proxies with respect to the Stockholder Shares, deposit the Stockholder Shares into a voting trust, enter into a voting agreement with respect to any of the Stockholder Shares or otherwise restrict the ability of the Stockholder freely to exercise all voting rights with respect thereto, provided, however, that the Stockholder may take any action otherwise prohibited by clause (i) or (ii) above if the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that not taking any such action could reasonably be expected to constitute a breach of the Stockholder's Board's fiduciary duties under applicable law.

                     Section 7.  No Solicitation.

                     (a) The Stockholder shall not, from the date hereof until the Expiration Date, directly or indirectly through its officers, directors, employees or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by the Stockholder (i) initiate, solicit or encourage the making of any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to, or agree to, an Acquisition Proposal (other than the transactions contemplated by the Merger Agreement). Notwithstanding clause (ii) above, the Stockholder, the Stockholder's Board and any of such representatives (i) may participate in negotiations or discussions (including, as a part thereof, making any counterproposal) with or furnish information or data to any third party if the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information could reasonably be expected to constitute a breach of the Stockholder's Board's fiduciary duties under applicable law and (ii) shall be permitted to (x) take and disclose to the Company's and the Stockholder's stockholders a position with respect to the Merger or another Acquisition Proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (y) make disclosure to the Company's and the Stockholder's stockholders, in each case if the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that the failure to take such action could reasonably be expected to constitute a breach of the Stockholder Board's fiduciary duties under applicable law.

                     (b) The Stockholder shall immediately advise Parent in writing of the receipt of any Acquisition Proposal received by the Stockholder, and any actions undertaken pursuant to the second sentence of Section 7(a), specifying the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal. If any such inquiry or proposal is in writing, the Stockholder shall promptly deliver to Parent a copy of such inquiry or proposal, unless the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that taking such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable law. The Stockholder shall not release any third party from its obligations under any existing standstill agreement or arrangement relating to an Acquisition Transaction unless the Stockholder's Board determines in its good faith, reasonable judgment, after consultation with its counsel, that failure to so release could reasonably be expected to constitute a breach of its fiduciary duties under applicable law.

                     (c) For purposes of this Section 7, the terms "Acquisition Proposal" and "Acquisition Transaction" shall not refer to a transaction that solely involves securities or assets of the Stockholder other than Company Common Stock.

                     Section 8. Conditions. The obligation of the Stockholder to vote the Stockholder Shares as provided in Section 4 shall be subject to the satisfaction of the following conditions:

                     (a) The conditions to (i) the obligation of the Stockholder to declare the Dividend under Section 3.03(b) of the Profit Sharing Exchange Agreement, dated October 25, 1995 (the "Exchange Agreement"), a copy of which is attached hereto as Annex A, between the Stockholder and the Trust and (ii) the obligations of the Stockholder and the Trust under Section 4.02 and Section 4.03, respectively, of the Exchange Agreement, other than the condition set forth in Section 4.03(e) thereof, shall have been satisfied or waived;

                     (b) The holders of a majority of the outstanding shares of the Stockholder Common Stock shall have approved the disposition by the Stockholder of the Stockholder Shares pursuant to the Merger and the other transactions contemplated by the Merger Agreement, and the Trust shall have consented to the Merger and the transactions contemplated by the Merger Agreement under the agreements set forth in Schedule 2(e) to this Agreement; and

                     (c) There shall be no order or injunction (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger or the transactions contemplated by the Merger Agreement.

                     The date of the later to occur of the condition set forth in clause (a) above and the condition set forth in clause (b) above is sometimes referred to herein as the "Approval Date," provided that the condition set forth in clause (c) above shall be satisfied.

                                  ARTICLE III

                     Section 9.  Indemnification.

                     (a) The Stockholder covenants and agrees, from and after the Effective Time, to defend, indemnify and hold harmless each of Parent, the Purchaser and their respective affiliates and their respective officers, directors and employees (collectively, the "Indemnitees") from and against, and pay or reimburse the Indemnitees for, any and all actual claims, demands, liabilities, obligations, losses, fines, costs, expenses, deficiencies or damages (collectively, "Losses"), whether or not resulting from third party claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, in each case (A) resulting from or arising out of any breach of or inaccuracy in, as of the date hereof or as of the Closing Date (subject to Section 9(f)), any representation or warranty of the Company set forth in Sections 3.5, 3.7 and 3.14 of the Merger Agreement other than any such breach of or inaccuracy in any such representation or warranty as it relates to Excluded Taxes (as defined below) or (B) resulting from or arising out of any breach of or inaccuracy in, as of the date hereof or as of the Closing Date (subject to Section 9(f)), any representation or warranty of the Company set forth in Section 3.24 of the Merger Agreement other than any such breach of or inaccuracy in any such representation or warranty as it relates to Excluded Taxes (as defined below) solely to the extent that it relates specifically to Sections 3.5, 3.7 and 3.14 of the Merger Agreement; provided, however, that in connection with clause (B) above, in determining whether a breach of or inaccuracy in such representations and warranties set forth in Section 3.24 of the Merger Agreement exists or has occurred, the reference to "the actual knowledge of the Company" contained in Section 3.24 of the Merger Agreement shall be interpreted, for purposes of this Agreement, as referring to the actual knowledge of the Stockholder. The term "Excluded Taxes" means Taxes, other than (x) United States federal, state and local Taxes other than Income Taxes (as such term is defined in the Tax Matters Agreement) and (y) impositions in respect of matters that are the subject of Section 3.14 of the Merger Agreement that are denominated as taxes. Notwithstanding the foregoing, (i) the Stockholder shall not be required to indemnify the Indemnitees with respect to Losses unless and until the aggregate amount of all Losses exceeds $20,000,000 and then only to the extent the Losses therefrom exceed $20,000,000; (ii) the obligation of the Stockholder to indemnify and hold harmless the Indemnitees shall be limited to an amount equal to 80% of the amount of Losses in excess of $20,000,000; and
(iii) the aggregate liability of the Stockholder for indemnification under this
Section 9 shall not in any event or circumstance exceed $100,000,000.

                     (b) Any claim for indemnification under this Section 9 must be asserted on or prior to the date that is 30 days after the delivery of the opinion with respect to the annual audit by the Surviving Corporation's independent auditors of the financial statements of the Surviving Corporation for the fiscal year ended December 31, 1996, and in any event no later than May 31, 1997. Such a claim may be made whether or not any Losses in respect thereof then have accrued; provided that, to the extent reasonably practicable, the notice of claim shall include a reasonably detailed description of the anticipated Loss.

                     (c) The Indemnitee shall give written notice to the Stockholder promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought (which notice shall state the basis of the claim and the representations and warranties in the Merger Agreement alleged to have been breached), and the Indemnitee, with respect to a third party claim, shall permit the Stockholder (at the expense of the Stockholder) to assume the defense of any claim or any Litigation resulting therefrom, provided, that counsel for the Stockholder who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnitee, and the Indemnitee may participate in such defense at such Indemnitee's sole expense. Should the Stockholder elect to assume the defense of a third party claim, it shall notify the Indemnitee of its election and the Stockholder shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The failure of any Indemnitee to give notice as provided in this Section

9(c) shall not relieve the Stockholder of its indemnification obligation under this Agreement except to the extent the Stockholder is materially prejudiced as a result of such failure to give notice by the Indemnitee. The Indemnitee shall promptly deliver to the Stockholder copies of all notices and documents (including court papers) received by the Indemnitee relating to the third party claim.

                     (d) If the Stockholder notifies an Indemnitee in writing that the Stockholder does not believe that it is required to indemnify such Indemnitee in respect of any claim asserted thereby (which notice shall state the basis for the Stockholder's belief, such notice being referred to as the "Non-Indemnity Notice"), the Stockholder or the Indemnitee shall, at the request of the other, meet with the other to discuss the claim made and the Stockholder's reason for not believing that it is required to indemnify therefor. The Stockholder and the Indemnitee shall use their reasonable efforts to attempt in good faith to resolve any dispute remaining following such meeting within 150 days following the date of the Non-Indemnity Notice.
If the Stockholder and the Indemnitee are unable to resolve such claim to their mutual satisfaction, then any Litigation seeking to enforce such claim for indemnification must be commenced by the Indemnitee on or prior to the date that is 180 days after the date of delivery of the Non-Indemnity Notice.

                     (e) Except with the prior written consent of the Indemnitee, the Stockholder, in the defense of any such claim or Litigation, shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee, or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or Litigation. In the event that the Indemnitee shall in good faith determine, based upon the advice of counsel, that the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Stockholder in respect of such claim or any Litigation relating thereto, the Indemnitee shall have the right to participate in the defense thereof, in which case the Stockholder shall be responsible for the reasonable fees and expenses of one separate counsel for all Indemnitees asserting claims for indemnification with respect to such claim or Litigation. In the event that the Stockholder does not accept the defense of any matter as above provided, the Indemnitee shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Stockholder and the Purchaser shall cooperate in the defense of any claim or litigation subject to this Section 9 and the records and relevant personnel of each party shall be available to the other with respect to such defense.

                     (f) In determining whether there has occurred a breach of or inaccuracy in a representation or warranty made under the Merger Agreement that is indemnifiable hereunder, to the extent that the Disclosure Schedule referred to in the Merger Agreement is supplemented pursuant to Section 5.7(b) of the Merger Agreement, such determination shall be made after giving effect to the supplementing of such Disclosure Schedule by the Schedule Supple- ments as set forth in Section 5.7(b) of the Merger Agreement.

                     (g) Unless otherwise required by law, each of Parent and the Purchaser agrees to treat and to cause their respective affiliates to treat, for all Tax purposes, any indemnification payment made pursuant to this
Section 9 as an adjustment to the Merger Consideration paid to the Stockholder (or, if applicable, as the satisfaction of a liability of the Company and its Subsidiaries assumed by the Stockholder, the assumption of which was a contribution by the Stockholder to the capital of the Company) or as a reimbursement for or a payment of a liability that was properly an obligation of the Stockholder, and not of Parent, the Purchaser, the Company or any of its Subsidiaries. Any payment made by the Stockholder to an Indemnitee in respect of any claim for which indemnification is provided under this Section 9 shall be net of any net amounts recovered by the Indemnitee under insurance policies with respect to such claim; and if such recovery is received following the date of payment of indemnity hereunder with respect to such claim, then the Indemnitee shall refund a portion of the indemnity, in the net amount of such insurance recovery, to the Stockholder.

                                   ARTICLE IV

                     Section 10. Certain Deliveries of Parent and the Purchaser. Parent and the Purchaser shall provide to the Stockholder when available, and in any event prior to the Effective Time, (i) the letter referred to in Section 4.10(b) of the Merger Agreement, addressed to the Stockholder, who shall be entitled to rely thereon, (ii) any other solvency letters or similar opinions relating to the solvency and capitalization of the Surviving Corporation that are given on behalf of Parent or the Purchaser to any banks or lenders in connection with the Financing, (iii) any appraisal reports referred to in any such solvency letters and (iv) a certificate of an executive officer of Parent and an executive officer of the Purchaser, as to the representations and warranties set forth in Section 3(g).

                     Section 11. Access to Information. From the date of this Agreement until the Effective Time, the Stockholder shall afford to Parent and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of its books and records relating primarily to, and personnel providing services to, the Company and its Subsidiaries. Parent and its authorized representatives will use all reasonable efforts to conduct all such inspections in a manner which will minimize disruptions of the business and operations of the Stockholder. Parent and the Purchaser will hold any such information in accordance with the provisions of the Confidentiality Agreement, and will cause such information to be so held by their Representatives (as defined in the Confidentiality Agreement). Upon a termination of this Agreement pursuant to Section 23, Parent, the Purchaser and their respective Representatives shall return or destroy (and hold confidential) all information provided pursuant to this Section 11 pursuant to the procedures set forth in the Confidentiality Agreement.

                     Section 12. Hart-Scott-Rodino Filing. Each of the Stockholder and Parent shall, as soon as practicable, file (or, in the case of Parent, cause its "ultimate parent entity" within the meaning of the HSR Act to file) Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, if required under applicable law, and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each party hereto shall use its reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any Competition Law that is required for the consummation of the transactions contemplated by this Agreement.

                     Section 13.  Insurance.

                     (a) In the event that, after the Effective Time, the Company or any of its Subsidiaries (or any successor thereto) (an "Insured Party") shall suffer any loss that would be covered by any insurance policy maintained by the Stockholder for the benefit of the Company or any of its Subsidiaries (but not any policy under which an Insured Party is entitled directly as a named insured to present a claim) (an "Insured Claim"), the Stockholder shall, at the expense (to the extent not paid or reimbursed by the insurers) of the Insured Party promptly reimbursed to the Stockholder upon its written request, present and diligently prosecute any reasonable claim for payment under such policy in respect of such loss, and pay to such Insured Party the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 13.

                     (b) The Stockholder shall not be obligated to, or to cause any of its affiliates to, present or prosecute any claim under any such insurance policy with respect to any Insured Claim unless (i) such Insured Claim is based upon a condition or event that arose or occurred (as determined under the applicable insurance policy) prior to the Effective Time and (ii) the relevant Insured Party cooperates fully at its expense (to the extent not paid or reimbursed by the insurers) with the Stockholder's insurers in the investigation and handling of such Insured Claim and (in the case of any Insured Claim arising out of a third party claim) the defense thereof.

                     (c) With respect to any Insured Claim, the amount of proceeds of any such insurance claim to be paid over to the Insured Party shall be limited to the amount actually received by the Stockholder and its affiliates from its insurers with respect to such claim (net of any unpaid deductible amount or other unpaid amount that the Stockholder is required to reimburse its insurers under its contractual agreements with them, in each case with respect to such claim. Notwithstanding the foregoing, the amount of proceeds of any insurance claim in respect of domestic primary liability insurance or insured workers compensation insurance shall be paid to or on behalf of an Insured Party on a "first-dollar" basis and such amount shall include all self-insured retention amounts paid or required to be paid by the Stockholder.

                     (d) Nothing contained in this Section 13 shall (i) prevent any Insured Party from presenting a claim for payment in respect of any loss under any insurance policy under which such Insured Party is entitled directly as a named insured to present such a claim or (ii) prejudice in any way the rights of any Insured Party in respect of any insurance policy maintained by the Stockholder for the benefit of the Company or any of its Subsidiaries on a "guaranteed cost" basis. Nothing contained in this Section 13 shall require the Stockholder or any of its affiliates to keep in force and effect after the Closing any insurance coverage in effect prior to or at the Effective Time.

                     Section 14. Publicity. Neither the Stockholder, Parent nor any of their respective affiliates (other than the Company or any of its Subsidiaries and their respective officers and directors) shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby without prior consultation with the other party, except as may be required by law, a court filing or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

                     Section 15. Certain Arrangements. The Stockholder shall cause all accounts payable, accounts receivable, contracts, agreements, plans, instruments, commitments, claims and other obligations pursuant to which the Company or any of its Subsidiaries has made, or is obligated to make, payments or incur expenses to or for the benefit of the Stockholder or any of its affiliates (other than the Company or any of its Subsidiaries) to be cancelled, terminated, waived and released at or prior to the Effective Time without any consideration being paid or payable in respect thereof, pursuant to appropriate agreements and instruments in form and substance mutually satisfactory to Parent and the Stockholder in their reasonable judgment; provided that the accounts payable, accounts receivable, contracts, agreements, plans, instruments, commitments, claims and other obligations set forth in
Schedule 5.10 of the Disclosure Schedule referred to in the Merger Agreement shall be treated in the manner expressly set forth in such Schedule.


                                   ARTICLE V

                     Section 16.  Reasonable Efforts, etc.

                     (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Stockholder agrees after the date hereof, to (i) use its reasonable efforts to obtain approval of the Merger and the other transactions contemplated by the Merger Agreement by its stockholders, (ii) prepare, file and distribute to its stockholders a proxy statement with respect to such stockholder approval, in compliance with applicable securities laws and regulations and the rules of any stock exchange on which the Stockholder Common Stock is listed or traded, (iii) call a special meeting of stockholders for the purpose of voting upon such approval, (iv) use efforts consistent with past practice to solicit proxies from its stockholders, (v) to the extent consistent with the exercise by the Board of its fiduciary duties under applicable law, recommend in its proxy solicitation material that stockholders vote in favor of such approval, and
(vi) use reasonable efforts to satisfy the conditions set forth in Sections 3.03(b), 4.02 and 4.03 of the Exchange Agreement, including receipt of the Order (as defined in the Exchange Agreement).

                     (b) The Stockholder shall, in accordance with applicable law and the Restated Certificate of Incorpora-tion and the By-laws of the Stockholder, duly call, set a record date for, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable (it being understood that such meeting may be adjourned or postponed as reasonably necessary to permit the occurrence of the Approval
Date) after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and such other matters as may be appropriate at such special meeting (such meeting, as so adjourned or postponed, being referred to as the "Stockholder Special Meeting").

                     (c) As promptly as practicable after the date hereof, the Stockholder shall prepare and file with the SEC, and Parent and the Purchaser shall cooperate with the Stockholder in such preparation and filing, a preliminary proxy statement relating to this Agreement and the Merger and the transactions contemplated hereby and by the Merger Agreement and use its best efforts to furnish the information required to be included by the SEC in the Stockholder Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Stockholder Proxy Statement") to be mailed to its stockholders. Subject to the fiduciary duties of the Stockholder's Board under applicable law, the Stockholder shall include in the Stockholder Proxy Statement the recommendation of the Stockholder's Board that stockholders of the Stockholder approve and adopt this Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement and shall use all reasonable efforts to solicit from stockholders of the Stockholder proxies in favor of the approval and adoption of the Merger and the transactions contemplated by the Merger Agreement.

                     (d) Parent agrees that it will provide the Stockholder with all necessary information concerning Parent or the Purchaser necessary or reasonably appropriate to be included in the Stockholder Proxy Statement.

                     (e) The Stockholder shall cooperate with Parent and the Purchaser in the preparation and filing of the Schedule 13E-3 and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the
Schedule 13E-3. The Stockholder agrees to correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is, false or misleading.

                     (f) The Stockholder shall give prompt notice to Parent and Parent shall give prompt notice to the Stockholder, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of the Stockholder, or of Parent and the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure of the Stockholder, or Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                     (g) If at any time prior to the Stockholder Special Meeting any event or circumstance relating to the Stockholder or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Stockholder that is required to be set forth in a supplement to the Stockholder Proxy Statement, the Stockholder shall promptly inform the Parent and the Purchaser, so supplement the Stockholder Proxy Statement and mail such supplement to its stockholders. If at any time prior to the Stockholder Special Meeting any event or circumstance relating to Parent or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by Parent that is required to be set forth in a supplement to the Stockholder Proxy Statement, Parent shall promptly inform the Stockholder; and upon receipt of such information the Stockholder shall promptly supplement the Stockholder Proxy Statement and mail such supplement to its stockholders.

                     (h) From and after the date of this Agreement, Parent and the Purchaser shall, at the request of the Stockholder, advise the Stockholder as to the status of negotiations to obtain the Financing and shall advise the Stockholder promptly upon becoming aware of any event, circumstance or condition that Parent or the Purchaser believes could reasonably be expected to prevent the availability to the Purchaser of such Financing in a timely manner. Parent and the Purchaser shall provide the Stockholder's financial advisors with such information regarding the financing plans and capital structure of the Surviving Corporation after giving effect to the Merger and the Financing as may be reasonably requested by the Stockholder's financial advisors for the purpose of reviewing the matters referred to in Section 3(f), subject to appropriate confidentiality undertakings by such advisors. In the event that the Merger Agreement shall be terminated pursuant to Section 7.1 thereof, at the request of the Stockholder, Parent and the Purchaser shall provide to the Stockholder a copy of each of the Environmental Assessment and the Patent Review, but in no event shall Parent or the Purchaser be liable for any costs or losses incurred by the Stockholder or any of its Subsidiaries as a result of its receipt or use of the Environmental Assessment or the Patent Review. In the event that a claim for indemnification is made pursuant to Section 9 in respect of a breach of or inaccuracy in
Section 3.14 of the Merger Agreement or Section 3.24 of the Merger Agreement to the extent it relates to Section 3.14 of the Merger Agreement, Parent and the Purchaser shall provide to the Stockholder a copy of the Environmental Assessment to the extent that it relates to the facts, circumstances or conditions upon which such claim is based.

                     (i) Following the Closing Date, the Stockholder shall, and shall cause each of its affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Parent, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and by the Merger Agreement, or otherwise to carry out the intent and purposes of this Agreement and the Merger Agreement other than pursuant to Article III of this Agreement.

                     Section 17. Non-survival of Representations and Warranties. None of the representations and warranties made by the Stockholder, Parent or the Purchaser in this Agreement shall survive the Effective Time. The covenants and agreements made herein shall survive in accordance with their respective terms.

                     Section 18. Expenses. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

                     Section 19. Amendment; Waiver; Assignment. This Agreement may not be modified, amended, altered or supplemented except by an instrument in writing signed on behalf of each of the parties hereto. No failure by any party to insist upon the strict performance of any covenant, duty or agreement of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty or agreement, any such waiver being made only by a written instrument executed and delivered by the waiving party. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or the Purchaser may assign this Agreement to any Subsidiary of Parent or the Purchaser, or to any lender to Parent or the Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent's or the Purchaser's obligations or liabilities under this Agreement. Parent shall promptly notify the Stockholder of any assignment (whether by operation of law or otherwise) permitted by the immediately preceding sentence.

                     Section 20. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever, except as provided in Section 9 with respect to indemnification of Indemnitees.

                     Section 21. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

                     (a)  If to Parent or the Purchaser, to:

                          CDRO Holding Corporation
                          CDRO Acquisition Corporation
                              c/o Clayton, Dubilier & Rice
                              Fund V Limited Partnership
                          270 Greenwich Avenue
                          Greenwich, Connecticut  06830
                          Telephone:   (203) 661-3998
                          Facsimile:   (203) 661-0544
                          Attention:   Alberto Cribiore

                          with a copy to:

                          Clayton, Dubilier & Rice, Inc.
                          126 Each 56th Street
                          New York, New York  10022
                          Telephone:   (212) 407-5200
                          Facsimile:   (212) 407-5252
                          Attention:   Kevin J. Conway

                          and with a copy to:

                          Debevoise & Plimpton
                          875 Third Avenue
                          New York, New York  10022
                          Telephone:   (212) 909-6000
                          Facsimile:   (212) 909-6836
                          Attention:   David A. Brittenham, Esq.

                 (b)      If to the Stockholder, to:

                          Manville Corporation
                          717 17th Street
                          Denver, Colorado  80202
                          Telephone:   (303) 978-4911
                          Facsimile:   (303) 978-4842
                          Attention:   Richard B. Von Wald, Esq.

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, New York  10022
                          Telephone:   212-735-3000
                          Facsimile:   212-735-2000
                          Attention:   Franklin M. Gittes, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                 Section 22. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

                 Section 23.  Termination.    This Agreement shall be
terminable (i) by the Stockholder or Parent upon the termination of the Merger Agreement in accordance with its terms or (ii) by the mutual consent of the Board of Directors of Parent and the Board of Directors of the Stockholder. No such termination shall relieve any party from liability for any breach of this Agreement.

                 Section 24. Entire Agreement. This Agreement, together with the Tax Matters Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties hereto also acknowledge that the Chief Financial Officer of the Stockholder has delivered to Parent and the Purchaser the Tax letter.

                 Section 25. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 Section 26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 Section 27. Post-Closing Confidentiality. (a) From and after the Effective Time and until the fifth anniversary thereof, the Stockholder shall keep confidential and shall use reasonable efforts to cause its affiliates, agents, advisors and representatives, and their respective officers, directors or employees (the "Representatives) to keep confidential all information of Parent, the Purchaser, the Company or their respective Subsidiaries that has been acquired by the Stockholder through activities carried out by it on behalf of the Company or otherwise, including but not limited to information relating to pricing, technologies, trade secrets, processes, customers, suppliers, financial data, statistics, or research and development (collectively, "Information"); provided, that the foregoing shall not apply to information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the Stockholder or any Representative, (ii) is hereafter disclosed to the Stockholder or its Representatives by a third party who is not in default of any confidentiality obligation to Parent or the Company, (iii) is reasonably required to be submitted by the Stockholder or any Representative to any Governmental Entity, including in connection with any action, suit or proceeding, (iv) is provided by the Stockholder under confidentiality terms and conditions for the benefit of the Company, substantially similar to those confidentiality arrangements set forth in the Confidentiality Agreement and with a term of at least five years from the date hereof, (x) to third parties for consulting, accounting, legal and similar purposes, or (y) to prospective purchasers of the Stockholder or of all or any portion of the securities or assets of the Stockholder to the extent considered reasonably necessary by the Stockholder to facilitate such purchase,
(v) is necessary, in the Stockholder's reasonable judgment, to disclose in order to assert or defend any claim against (or made by) any insurer or other Person, provided that prior notice of such disclosure is provided to Parent,
(vi) is or was independently developed by the Stockholder or any of its Subsidiaries (other than the Company and its Subsidiaries) or Representatives without any use or knowledge of any Information, or (vii) is required to be disclosed by the Stockholder or any Representative in compliance with applicable laws or regulations or order by a Governmental Entity, provided that in the event that the Stockholder or any Representative is requested by any Governmental

Entity to disclose any such Information, the Stockholder shall give, or shall use reasonable efforts to cause the Representative to give, Parent prompt written notice of such request so that Parent or its relevant Subsidiary may seek an appropriate protective order and in the absence of a protective order the Stockholder or any Representative shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

                 (b) The Stockholder acknowledges that the Purchaser and its affiliates would be irreparably damaged in the event of a breach or a threatened breach of any of the Stockholder's obligations under this Section 27, and agrees (and shall use reasonable efforts to cause each other Representative to agree) that, in the event of a breach or a threatened breach of any such obligation, each of Parent and its Subsidiaries shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction granting it specific performance of the provisions of this Section 27.

                 Section 28. Rights and Remedies. The rights and remedies herein provided are not exclusive of any other rights or remedies that any party may otherwise have at law or in equity.

                 Section 29. Merger Agreement. The term "Merger Agreement" as used herein shall mean the Merger Agreement as it may be amended or modified from time to time, but only to the extent that the Stockholder has provided to Parent prior written consent to such amendment or modification.

                 IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholder have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        CDRO HOLDING CORPORATION


                                        By: /s/ KEVIN J. CONWAY
                                            -----------------------------------
                                            Name:  Kevin J. Conway
                                            Title: President


                                        CDRO ACQUISITION CORPORATION


                                        By: /s/ KEVIN J. CONWAY
                                            -----------------------------------
                                            Name:  Kevin J. Conway
                                            Title: President


                                        MANVILLE CORPORATION


                                        By: /s/ RICHARD B. VON WALD
                                            -----------------------------------
                                            Name:  Richard B. Von Wald
                                            Title: Senior Vice President
                                                   General Counsel & Secretary

                            Exhibit A -- See tab 4.